                                                                   Exhibit 99.1


                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.          Contact: Mark DeBacker, Senior Vice President/CFO
     14-16 North Main Street      Phone:   (716) 549-1000
     Angola, New York  14006      Fax:     (716) 549-0720

         EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND OF $0.31 PER SHARE


ANGOLA, N.Y.--AUGUST 21, 2002 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual dividend of thirty-one cents ($0.31) per share on outstanding EVBN common stock. The dividend is payable on October 2, 2002 to shareholders of record as of September 11, 2002. This dividend represents an approximate 11% increase over the amount of the semi-annual dividend paid to shareholders in April 2002 of twenty-eight cents ($0.28) per share.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York, which had approximately $264.1 million in assets and approximately $218.0 million in deposits at June 30, 2002. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with eight offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.